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INTERMET CORPORATION                                                EXHIBIT 99.1
5445 Corporate Drive
Troy, MI 48098-2683
Tel: 248-952-2500
Fax: 248-952-2501

[INTERMET LOGO]

                                              NEWS RELEASE

                                              For IMMEDIATE Release
                                              Investor Inquiries: Bytha Mills
                                              Media Inquiries: Mike Kelly
                                              INTERMET Corporation
                                              248-952-2500


INTERMET PROJECTS THIRD-QUARTER LOSS

CONTINUED HIGH MATERIAL COSTS, ESPECIALLY FOR SCRAP STEEL, DRIVE SIGNIFICANT LOSSES.

COMPANY PROJECTS COVENANT DEFAULT UNDER BANK CREDIT AGREEMENT AT SEPTEMBER 30, 2004; NEGOTIATING WITH LENDERS.

TROY, Michigan, September 17, 2004 -- INTERMET Corporation (Nasdaq: INMT) today announced that it expects to report a third-quarter 2004 net loss of between $19 million and $24 million, or $0.74 to $0.94 per diluted share. For the nine months ending September 30, 2004, INTERMET expects a net loss of between $33.0 million and $38.0 million, or $1.29 to $1.48 per diluted share. Top-line growth has remained positive, with $197.8 million in revenues projected for the quarter and $625.6 million for the nine months ending September 30, 2004, compared with $172.7 million for the third quarter of last year and $547.9 million for the first nine months of last year. Increased revenues, however, have not been enough to offset the unprecedented increase in scrap-steel and other raw-material prices and operational issues at certain North American plants.

The primary contributor to INTERMET's expected losses has been and remains raw material costs in North America and Europe, especially for scrap steel. INTERMET's cost of scrap steel has increased from an average of approximately $160 per ton at the beginning of 2003, and approximately $210 per ton at the end of 2003, to approximately $395 per ton at the end of August 2004. INTERMET currently estimates that these increased costs, which are net of pass-through recovery from customers, are approximately $11.0 million ($0.43 per diluted

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share) higher for the third quarter of this year than they were for the third quarter of last year, and approximately $24.0 million ($0.94 per diluted share) higher for the nine months ending September 30, 2004 than for the same nine-month period last year. Additional factors contributing to INTERMET's expected losses include other steel-containing material costs of $1.7 million ($0.07 per diluted share) during the quarter, productivity and quality issues at certain light-metals plants in North America that are expected to affect third-quarter results adversely by $2.6 million ($0.10 per diluted share), as well as $1.3 million ($0.05 per diluted share) in costs incurred during the quarter related to the closing of the Company's Havana, Illinois, foundry early in the year, all on a year-over-year basis. In addition, the Company expects that it will incur further asset impairment and goodwill write-offs in the third quarter, the amount of which cannot be determined at this time.

The projected third-quarter loss is expected to cause INTERMET to be in default on various financial covenants contained in its credit agreement. That credit agreement provides for a $90 million revolving loan facility and a $120 million term loan, secured by all of the Company's domestic assets and pledges of the stock of its foreign subsidiaries. Specifically, the Company expects that its leverage at September 30, 2004, will exceed the levels permitted by the credit agreement and that its interest coverage also will be inadequate. Total debt at September 30, 2004, is expected to be approximately $395 million.

Although none of the lenders has at this time refused to advance further funds under the credit agreement, INTERMET has determined that it is unable to access its revolving loan facility absent a waiver by the lenders of conditions to borrowing. Therefore, INTERMET has engaged its lenders in discussions concerning a waiver that would permit continued access to the revolving loan facility. Although no agreement has been reached at this time, the agent bank for the lenders has indicated that it is prepared to recommend a waiver of the expected covenant defaults through early December, upon terms to be negotiated, coupled with continued, though limited, access by the Company to its revolving loan facility. The Company currently anticipates that such a waiver, if granted, would be finalized next week.

Although the Company's cash needs are difficult to predict with precision day-to-day, the Company believes that the continued funding contemplated by the proposed waiver, together with cash on hand and generated from operations, would be sufficient to fund operations at least through the end of September 2004, assuming normal operations and absent contraction

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in trade credit. During the balance of September, the Company will continue to negotiate with its lenders to obtain additional funding after the end of September. If the waiver and short-term funding proposal now pending with the lenders is not obtained, then, on September 30, 2004, the Company would be in default under its credit agreement. This would entitle a majority in interest of the Company's lenders to accelerate the loans, requiring immediate repayment in full. Such an acceleration would, in turn, entitle the holders of the Company's $175 million principal amount of senior notes to accelerate the notes and demand immediate repayment. If repayment of the loans or of the notes is accelerated, or if at any time the Company's cash needs exceed available funding, then the Company would be forced to pursue a more aggressive restructuring strategy, which could include voluntary bankruptcy proceedings.

The Company has engaged the financial advisory firm of Conway MacKenzie & Dunleavy to help develop a comprehensive restructuring plan. Conway MacKenzie & Dunleavy is also assisting INTERMET in the implementation of immediate and broad measures to address its current liquidity and credit constraints as well as its long-term debt and equity structure. The Company is also evaluating those of its manufacturing facilities that are under-performing, with a goal of further capacity rationalization.

Although challenged by current circumstances, INTERMET's prospects are bolstered by the Company's important position in the automotive industry. The Company believes itself to be unmatched in material and process diversity within its industry sector. Its historic focus on safety-critical parts has led to many industry-leading positions, including cast-metal steering knuckles, control arms and brake components.

About INTERMET

With headquarters in Troy, Michigan, INTERMET Corporation is a manufacturer of powertrain, chassis/suspension and structural components for the automotive industry. The Company has approximately 6,000 employees at facilities located in North America and Europe. More information is available on the Internet at www.intermet.com.


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Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "expects," "anticipates," "believes," "projects" and similar expressions identify forward-looking statements. These statements are not guarantees of future performance but instead involve various risks and uncertainties. INTERMET's actual results may differ materially from those suggested by its forward-looking statements due to factors such as: the high cost of scrap steel and the possibility that scrap steel costs will remain at high levels or continue to increase, which would have further negative effects on INTERMET's profitability, cash flow, liquidity and ability to borrow; fluctuations in the cost of other raw materials, including the cost of energy, aluminum, zinc, magnesium and alloys, and INTERMET's ability, if any, to pass those costs on to its customers; INTERMET's ability to negotiate covenant waivers as well as funding availability and additional capacity from its current bank lenders or other possible funding sources; pricing practices of INTERMET's customers, including changes in their payment terms resulting from the discontinuation of early payment programs and continuing demands for price concessions as a condition to retaining current business or obtaining new business, and the negative effect that price concessions have on profit margins; changes in procurement practices and policies of INTERMET's customers for automotive components, including the risk of the loss of major customers or the loss of current or prospective vehicle programs as a result of INTERMET's financial condition and prospects (or otherwise); possible inability to close unprofitable plants or to transfer work from one plant to another because of the related costs or customer requirements; general economic conditions, including any downturn in the markets in which INTERMET operates; fluctuations in automobile and light and heavy truck production, which directly affect demand for INTERMET's products; deterioration in the market share of any of INTERMET's major customers; fluctuations in foreign currency exchange rates; work stoppages or other labor disputes that could disrupt production at INTERMET's facilities or those of its customers; continuing changes in environmental regulations to which INTERMET is subject, and the costs INTERMET will incur in meeting more stringent regulations; factors or presently unknown circumstances that may result in impairment of INTERMET's assets, including further write-downs of its goodwill; and other risks as detailed from time to time in INTERMET's periodic SEC reports.

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